FOR IMMEDIATE RELEASE:                         CONTACT: JEFF TOLVIN
TUESDAY, SEPT. 7, 2004                         212-314-2811
                                               jeffrey.tolvin@axa-financial.com


           AFTER 145 YEARS, "EQUITABLE LIFE" IS RENAMED AXA EQUITABLE

                             LIFE INSURANCE COMPANY

NEW YORK, September 7, 2004 - AXA Financial, Inc. today announced that The Equitable Life Assurance Society of the United States (Equitable Life), a wholly-owned insurer offering life insurance and annuity products, has been renamed AXA Equitable Life Insurance Company (AXA Equitable), effective immediately.

The new name leverages the equity of the strong Equitable and AXA brands. Equitable Life has been providing life insurance products for 145 years. AXA, the parent of AXA Financial, is the holding company for one of the world's largest insurance groups, with approximately 120,000 employees worldwide.

"Changing the name of our life insurance company to AXA Equitable brings together the rich heritage of Equitable Life with the global presence of AXA," said Christopher M. "Kip" Condron, president and chief executive officer of AXA Financial. "This new presentation of the Equitable and AXA brand names creates a powerful brand image that more accurately reflects our relationship with the AXA Group and our vision to become the industry leader in providing financial protection.

"This change is certainly significant in our company's branding strategy," Mr. Condron noted. "However, the strong commitment to our policyholders and to continuing to develop innovative, quality products for which Equitable has long been known, remain our priorities."

AXA Equitable will retain its status as a New York State life insurer, and the name change will not affect the terms or conditions of any life insurance policy or annuity contract. AXA Equitable will continue to offer a broad portfolio of traditional and variable life insurance and fixed and variable annuities. Product and fund names will remain the same.

To reflect the change, the new logo appearing on all AXA Equitable communications, policies and other printed materials, will include the AXA "blue box" in combination with "AXA Equitable."

Since its founding, Equitable Life has been recognized as an innovator in the insurance industry. Among its many achievements, Equitable Life was the first New York company approved to market variable annuities, and pioneered variable life, the first investment-based life insurance in the United States.


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Equitable Life has been a part of the global AXA group since 1992. AXA is one of the world's leaders in financial protection and wealth management, with more than 50 million individual and corporate clients.

Financial products issued by AXA Equitable are distributed through AXA Advisors, LLC, AXA Distributors, LLC and AXA Network, LLC, wholly-owned subsidiaries of AXA Financial, Inc.

ABOUT AXA FINANCIAL

AXA Financial is one of the premier U.S. organizations in financial protection and wealth management through its strong brands: AXA Equitable Life Insurance Company, AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein & Co., LLC, AXA Distributors, LLC, and the MONY family of companies, including MONY Life Insurance Company, U.S. Financial Life Insurance Company, Advest, Inc., and Lebenthal, a division of Advest, Inc. Member: NYSE, NASD, SIPC. AXA Financial had approximately $520.2 billion in assets under management as of June 30, 2004. The MONY family of companies had approximately $60 billion in assets under management and administration as of March 31, 2004. AXA Financial is a member of the global AXA Group.

ABOUT AXA GROUP

AXA is a worldwide leader in financial protection and wealth management. AXA's operations are diverse geographically, with major operations in Western Europe, North America, and the Asia/Pacific region. AXA had $1,005 billion in assets under management as of June 30, 2004 and reported revenues of approximately $45.8 billion for the first half of 2004. The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depositary Share is also listed on the NYSE under the ticker symbol AXA.